UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 25, 2008

Lazard Ltd
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-32492	98-0437848
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, 2 Church Street, Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

441-295-1422
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets

On September 25, 2008, pursuant to a definitive merger agreement dated August 14, 2008 (the “Merger Agreement”), Lazard Ltd, Lazard Asset Management LLC (“LAM”) and Laz Sub I, LLC, a subsidiary of Lazard Frères & Co. LLC (“LFNY”), completed the merger of Laz Sub I, LLC with and into LAM (the “Merger”) with LAM as the surviving entity.  Prior to the closing of the Merger, certain common equity interests of LAM were held by LFNY and certain other equity interests of LAM were held by current and former employees of LAM.  Following the closing of the Merger, all equity interests of LAM are owned directly or indirectly by LFNY.  Each of LAM and LFNY are subsidiaries of Lazard Group LLC.

The aggregate consideration to be paid as part of the Merger with respect to the equity interests of LAM (and certain phantom rights issued as incentive compensation) that were held by current and former employees of LAM and its subsidiaries (the consideration to be so paid, the “Transaction Consideration”) consists of (i) a cash payment paid on the closing of the Merger of approximately $60 million (subject to a delay until January 2, 2009 with respect to certain phantom rights), (ii) a cash payment on October 31, 2011 of approximately $90 million and (iii) a stock payment on October 31, 2011 of 2,201,266 shares of Lazard Ltd Class A common stock (“Lazard Stock”) (plus additional shares of Lazard Stock in an amount determined by reference to the cash dividends paid on Lazard Stock after the closing and prior to October 31, 2011, if any), subject, in the case of clause (ii) and (iii), and with respect to certain current employees of LAM and its subsidiaries, to a delay in payment until the eighth anniversary of the closing of the Merger (or in certain circumstances to the sixth and one-half anniversary of the employment termination date) if the applicable employee is no longer employed by Lazard Ltd and its affiliates on October 31, 2011 (other than as a result of death, disability, termination without “cause” or resignation with “good reason”).

The Merger Agreement also generally provides that (i) if there is a change in control of Lazard Ltd or a sale of LAM, any and all unpaid Transaction Consideration will be payable as of the date of such change in control and (ii) in the event of the death of a holder of LAM equity after the closing of the Merger and prior to October 31, 2011, any and all Transaction Consideration payable to such holder will be payable as of the earlier of October 31, 2011 and the 30th day following such death.

The above summary of the Merger and the Merger Agreement is qualified in its entirety by reference to the complete terms and provisions of the Merger Agreement, which is filed as an exhibit to Lazard Ltd’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 15, 2008.

Item 3.02                      Unregistered Sales of Equity Securities

As described in Item 2.01 and incorporated herein by reference, shares of Lazard Stock will be issued and paid as part of the Transaction Consideration to certain current and former employees of LAM and its subsidiaries.  The issuance and payment of such shares of Lazard Stock is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (or Regulation promulgated thereunder), as a transaction by an issuer not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD LTD (Registrant)

By:	/s/ Michael J. Castellano
	Name:	Michael J. Castellano
	Title:	Chief Financial Officer

Dated:  September 26, 2008